EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 17, 2006 (June 7, 2007, as to the effect of discontinued operations as discussed in Note 3), relating to the consolidated financial statements and financial statement schedule of ArvinMeritor, Inc., appearing in the Current Report on Form 8-K to be filed with the SEC on June 8, 2007, and our report dated November 17, 2006, relating to management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of ArvinMeritor, Inc. for the year ended September 30, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP DELOITTE & TOUCHE LLP

Detroit, Michigan June 7, 2007